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                                                                     EXHIBIT 5.1




                                  May 28, 1996



Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA 95815

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 28, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,035,000 shares of your Common Stock, no par value per share (the "Shares"), to be issued pursuant to the 1995 Nonstatutory Stock Option Plan, (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI


                                        \s\ WILSON SONSINI GOODRICH & ROSATI